EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its Fourth Quarter and Fiscal Year Ended March 31, 2019

MCLEAN, Va., May 13, 2019 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended March 31, 2019. Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov or the Company’s website at www.gladstoneinvestment.com.

Summary Information:  (dollars in thousands, except per share data (unaudited)):

	March 31, 2019	December 31, 2018	Change	% Change
For the quarter ended:
Total investment income	$16,103	$14,965	$1,138	7.6%
Total expenses, net(A)	10,648	8,943	1,705	19.1
Net investment income(A)	5,455	6,022	(567)	(9.4)
Net realized (loss) gain	(19,500)	76,804	(96,304)	NM
Taxes on deemed distribution of long-term capital gains	(13,500)	—	(13,500)	NM
Net unrealized appreciation (depreciation)	29,953	(66,335)	96,288	NM
Net increase in net assets resulting from operations(A)	2,408	16,491	(14,083)	(85.4)
Net investment income per weighted-average common share(A)	0.17	0.18	(0.01)	(5.6)
Adjusted net investment income per weighted-average common share(B)	0.23	0.24	(0.01)	(4.2)
Net increase in net assets resulting from operations per weighted-average common share(A)	0.06	0.50	(0.44)	(88.0)
Cash distribution per common share from net investment income	0.14	0.14	—	—
Cash distribution per common share from realized gains(C)	0.07	0.12	(0.05)	(41.7)

Weighted-average yield on interest-bearing investments	13.0	13.0	—	—
Total dollars invested	$7,725	$53,259	$(45,534)	(85.5)
Total dollars repaid and collected from sales	843	121,003	120,160	(99.3)

As of:
Total investments, at fair value	$624,172	$607,024	$17,148	2.8%
Fair value, as a percent of cost	105.8%	100.8%	5.0%	5.0
Net assets	$407,110	$411,399	$(4,289)	(1.0)
Net asset value per common share	12.40	12.53	(0.13)	(1.0)
Number of portfolio companies	30	30	—	—

	March 31, 2019	March 31, 2018	Change	% Change
For the year ended:
Total investment income	$59,663	$58,355	$1,308	2.2%
Total expenses, net(A)	52,122	36,395	15,727	43.2
Net investment income(A)	7,541	21,960	(14,419)	(65.7)
Net realized gain	66,869	1,336	65,533	NM
Taxes on deemed distribution of long-term capital gains	(13,500)	—	(13,500)	NM
Net unrealized appreciation	20,680	37,391	(16,711)	(44.7)
Net increase in net assets resulting from operations(A)	81,590	60,687	20,903	34.4
Net investment income per weighted-average common share(A)	0.23	0.68	(0.45)	(66.2)
Adjusted net investment income per weighted-average common share(B)	0.77	0.82	(0.05)	(6.1)
Net increase in net assets resulting from operations per weighted-average common share(A)	2.49	1.88	0.61	32.4
Cash distribution per common share from net investment income	0.69	0.84	(0.15)	(17.9)
Cash distribution per common share from realized gains(C)	0.24	0.05	0.19	380.0

Weighted-average yield on interest-bearing investments	13.0	13.1	(0.1)	(0.8)
Total dollars invested	$91,936	$98,539	$(6,603)	(6.7)
Total dollars repaid and collected from sales	154,651	39,859	114,792	288.0

As of:
Total investments, at fair value	$624,172	$599,147	$25,025	4.2%
Fair value, as a percent of cost	105.8%	102.4%	3.4%	3.3
Net assets	$407,110	$354,200	$52,910	14.9
Net asset value per common share	12.40	10.85	1.55	14.3
Number of portfolio companies	30	33	(3)	(9.1)

(A)	Inclusive of $2.1 million, or $0.06 per weighted-average common share, of capital gains-based incentive fees accrued during each of the three months ended March 31, 2019 and December 31, 2018, and $17.8 million, or $0.54 per weighted-average common share, and $4.4 million, or $0.14 per weighted-average common share, of capital gains-based incentive fees accrued during the year ended March 31, 2019 and the year ended March 31, 2018, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)	See Non-GAAP Financial Measure — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C)	Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

NM = Not Meaningful

Highlights for the Quarter:  During the quarter ended March 31, 2019, the following significant events occurred:

  Portfolio Activity:
    Invested $7.7 million in existing portfolio companies; and
    Restructured existing term loans of two portfolio companies with a combined cost basis of $40.1 million into two new term loans with a combined cost basis of $20.1 million, resulting in a combined realized loss of $20.0 million.

  Distributions and Dividends:
    Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of January, February, and March 2019:
      $0.068 per common share;
      $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”);
      $0.13281250 per share to holders of our 6.375% Series E Cumulative Term Preferred Stock (“Series E Term Preferred Stock”); and
    Declared a deemed distribution of long-term capital gains to common stockholders of $50.0 million, or $1.52 per common share, and incurred related federal taxes on behalf of common stockholders of $10.5 million, or $0.32 per common share.

Fourth Quarter Results: Net investment income for the quarters ended March 31, 2019 and December 31, 2018 was $5.5 million, or $0.17 per weighted-average common share, and $6.0 million, or $0.18 per weighted-average common share, respectively. This slight decrease was primarily a result of higher total expenses, net of credits, partially offset by an increase in total investment income, quarter over quarter.

Total investment income during the quarters ended March 31, 2019 and December 31, 2018 was $16.1 million and $15.0 million, respectively. The quarter over quarter increase was principally due to a $1.6 million increase in other income, as the timing of dividend and success fee income can be variable, partially offset by a slight decrease in interest income.

Total expenses, net of credits, during the quarters ended March 31, 2019 and December 31, 2018, were $10.6 million and $8.9 million, respectively. The quarter over quarter increase was primarily due to a $2.7 million decrease in credits to fees from adviser, partially offset by a decrease in the income-based incentive fee of $0.7 million and a decrease in interest expense of $0.6 million.

Net asset value per common share as of March 31, 2019 decreased to $12.40 compared to $12.53 as of December 31, 2018. The quarter over quarter decrease was primarily due to $19.5 million, or $0.59 per common share, of realized losses, and $13.5 million, or $0.41 per common share, of taxes on deemed distribution of long-term capital gains, partially offset by $30.0 million, or $0.91 per common share, of net unrealized appreciation of investments, principally resulting from the reversal of previously recorded unrealized depreciation upon the restructure of investments and unrealized appreciation related to improved performance of certain portfolio companies.

Fiscal Year End Results: Net investment income for the fiscal years ended March 31, 2019 and 2018 was $7.5 million, or $0.23 per weighted-average common share, and $22.0 million, or $0.68 per weighted-average common share, respectively. The decrease in net investment income was primarily due to higher total expenses, net of credits, partially offset by an increase in total investment income, year over year.

Total investment income during the years ended March 31, 2019 and March 31, 2018 was $59.7 million and $58.4 million, respectively. The year over year increase was due to a $0.8 million increase in interest income and a $0.5 million increase in other income, as the timing of dividend and success fee income can be variable.

Total expenses, net of credits, during the years ended March 31, 2019 and March 31, 2018, were $52.1 million and $36.4 million, respectively. The year over year increase was primarily due to a $13.4 million increase in the capital gains-based incentive fee, a $2.1 million increase in interest expense, a $2.0 million increase in the base management fee, and a $1.4 million increase in bad debt expense, partially offset by a $1.8 million decrease in the income-based incentive fee and a $1.8 million increase in credits to fees from adviser. The capital gains-based incentive fees are accrued under U.S. GAAP, but payment is not contractually due under the terms of the investment advisory agreement. See discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.

Net asset value per common share as of March 31, 2019 increased to $12.40 compared to $10.85 as of March 31, 2018. The year over year increase was primarily due to $68.6 million, or $2.09 per common share, of net realized gains on investments, and $20.2 million, or $0.61 per common share, of net unrealized appreciation of investments, principally resulting from improved performance of certain portfolio companies and an increase in comparable multiples used to estimate the fair value of certain portfolio companies, partially offset by the reversal of previously recorded net unrealized appreciation upon the exit or restructure of investments. These increases were partially offset by the accrual of $17.8 million, or $0.54 per common share, of capital gains-based incentive fees under U.S. GAAP, and $13.5 million, or $0.41 per common share, of taxes on deemed distribution of long-term capital gains.

Subsequent Events:  After March 31, 2019, the following significant events occurred:

  Significant Investment Activity:
    In April 2019, we sold our investment in Tread Corporation, which had a cost basis and fair value of $7.7 million and $4.4 million, respectively, as of March 31, 2019. In connection with the sale, we received net cash proceeds of $4.4 million, including the repayment of our debt investment of $3.2 million at par.
    In April 2019, we sold our investment in Jackrabbit, Inc., which had a cost basis and fair value of $14.7 million and $19.2 million, respectively, as of March 31, 2019. In connection with the sale, we received net cash proceeds of $19.7 million, including the repayment of our debt investment of $11.0 million at par.
    In April and May 2019, we extended a line of credit to J.R. Hobbs Co. – Atlanta, LLC with a total commitment amount of $10.0 million at a stated interest rate of London Interbank Offered Rate + 10.25%, which matures in October 2019.

  Distributions and Dividends Declared: In April 2019, our Board of Directors declared the following monthly and supplemental cash distributions to common stockholders and monthly dividends to holders of our series of term preferred stock:
Record Date	Payment Date	Distribution per Common Share		Dividend per Share of Series D Term Preferred Stock	Dividend per Share of Series E Term Preferred Stock
April 22, 2019	April 30, 2019	$0.068		$0.13020833	$0.13281250
May 22, 2019	May 31, 2019	0.068		0.13020833	0.13281250
June 5, 2019	June 14, 2019	0.090	(A)	—	—
June 19, 2019	June 28, 2019	0.068		0.13020833	0.13281250
	Total for the Quarter:	$0.294		$0.39062499	$0.39843750

(A) Represents a supplemental distribution to common stockholders.

Non-GAAP Financial Measure — Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under U.S. GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 – Related Party Transactions in our Annual Report on Form 10-K for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	March 31, 2019		December 31, 2018
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$5,455	$0.17	$6,022	$0.18
Capital gains-based incentive fee	2,098	0.06	2,106	0.06
Adjusted net investment income	$7,553	$0.23	$8,128	$0.24

	For the year ended
	March 31, 2019		March 31, 2018
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$7,541	$0.23	$21,960	$0.68
Capital gains-based incentive fee	17,835	0.54	4,399	0.14
Adjusted net investment income	$25,376	$0.77	$26,359	$0.82

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with U.S. GAAP.

Conference Call:  The Company will hold its earnings release conference call on Tuesday, May 14, 2019, at 8:30 a.m. EDT. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 21, 2019. To hear the replay, please dial (855) 859-2056 and use the playback conference number 8984449. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through July 14, 2019.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Annual Report on Form 10-K filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended March 31, 2019, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.